EXHIBIT 99.1

For Immediate Release

May 3, 2022

Company Contact: Michael Caruso SVP, Corporate Finance & Investor Relations michael.caruso@broadstone.com 585.402.7842

Broadstone Net Lease Announces First Quarter 2022 Results

ROCHESTER, N.Y. – Broadstone Net Lease, Inc. (NYSE: BNL) ("BNL," the "Company," "we," "our," or "us"), today announced its operating results for the quarter ended March 31, 2022.

FIRST QUARTER 2022 HIGHLIGHTS

INVESTMENT ACTIVITY

•
Invested $210.0 million in 27 properties at a weighted average initial cash capitalization rate of 5.7%. The acquisitions included properties in the restaurant, retail, and industrial asset classes. The properties included a portfolio of high quality retail assets that are well located within multiple Canadian provinces and master-leased to Canada's leading retailer of outdoor recreation gear. We have an additional $27.2 million of acquisitions that have closed and $164.2 million that are under control subsequent to quarter end.
•
Sold one property, at a weighted average capitalization rate of 5.7%, for net proceeds of $5.0 million, recognizing a gain of $1.2 million over net book value.

OPERATING RESULTS

•
Collected 100% of base rents due for the first quarter, with occupancy remaining consistent quarter-over-quarter at 99.8%.
•
Incurred $8.8 million of general and administrative expenses, inclusive of $0.9 million of stock-based compensation.
•
Generated net income of $28.4 million, or $0.16 per share.
•
Generated adjusted funds from operations ("AFFO") of $60.4 million, or $0.35 per share.

CAPITAL MARKETS ACTIVITY

•
Sold 6,273,000 shares of common stock for net proceeds of $134.3 million under our at-the-market common equity offering ("ATM Program").
•
Amended and restated our Revolving Credit Facility to upsize the capacity to $1 billion, extend the maturity date to March 2026, and reduce the applicable margin to 0.85% based on our BBB/Baa2 ratings.
•
Ended the quarter with total outstanding debt of $1.8 billion, Net Debt of $1.7 billion, and a Net Debt to Annualized Adjusted EBITDAre ratio of 5.14x.
•
Declared a quarterly dividend on April 29, 2022, of $0.270 per share to shareholders of record as of June 30, 2022.

MANAGEMENT COMMENTARY

"The $210 million of acquisitions represents a record first quarter for BNL," said Chris Czarnecki, BNL's Chief Executive Officer. "Our focus on diversification continues to pay dividends not only on strong portfolio performance, but also in identifying appropriate risk adjusted returns in an expanded buy box. Our capital markets execution in the first quarter helps provide much of the necessary funding to continue our 2022 growth plan. We're excited to carry this momentum throughout the year to deliver meaningful growth for our shareholders."

SUMMARIZED FINANCIAL RESULTS

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2022	December 31, 2021	March 31, 2021
Revenues	$93,841	$92,642	$82,698

Net income, including non-controlling interests	$28,441	$32,226	$23,960
Net earnings per share	$0.16	$0.19	$0.15

FFO	$61,504	$62,152	$51,929
FFO per share	$0.35	$0.36	$0.33

Core FFO	$64,076	$62,232	$52,606
Core FFO per share	$0.37	$0.36	$0.33

AFFO	$60,401	$58,692	$49,410
AFFO per share	$0.35	$0.34	$0.31

Diluted Weighted Average Shares Outstanding	174,288	172,094	156,724

FFO, Core FFO and AFFO are measures that are not calculated in accordance with accounting principles generally accepted in the United States of America ("GAAP"). See the Reconciliation of Non-GAAP Measures later in this press release.

REAL ESTATE PORTFOLIO UPDATE

As of March 31, 2022, we owned a diversified portfolio of 752 individual net leased commercial properties with 745 properties located in 43 U.S. states and seven properties located in four Canadian provinces, comprising approximately 32.8 million rentable square feet of operational space. As of March 31, 2022, all but two of our properties were subject to a lease, and our properties were occupied by 210 different commercial tenants, with no single tenant accounting for more than 2.1% of ABR. Properties under leases represent 99.8% of our portfolio's rentable square footage. The ABR weighted average annual minimum rent increase, pursuant to leases on properties in the portfolio as of March 31, 2022, was 2.0%.

During the first quarter, we invested $210.0 million, excluding capitalized acquisition costs, in 27 properties at a weighted average initial cash cap rate of 5.7%. The acquisitions included properties in restaurant (50%, based on ABR), retail (37%), and industrial (13%) asset classes. The first quarter acquisitions were located across 14 U.S. states and four Canadian provinces with a weighted average initial lease term and minimum annual rent increases of 19.3 years and 1.5%, respectively.

BNL continues to build and evaluate a robust pipeline of potential investment opportunities predominantly focused on industrial, healthcare, restaurant, and retail asset classes. Subsequent to quarter end, we invested an additional $27.2 million, excluding capitalized acquisition costs, in four properties in the industrial and retail asset classes. BNL currently has $164.2 million of properties under control, which we define as under contract or executed letter of intent.

During the first quarter, we sold one property for net proceeds of $5.0 million, recognizing a gain over carrying value of $1.2 million. The weighted average capitalization rate realized on the tenanted properties was 5.7%.

BALANCE SHEET AND CAPITAL MARKETS ACTIVITIES

On January 28, 2022, BNL amended and restated its Revolving Credit Facility, upsizing the capacity to $1 billion, extending the maturity date to March 2026, and reducing the applicable margin to 0.85%.

During the first quarter, BNL sold 6,273,000 shares of common stock at a weighted average sale price of $21.82 per share for net proceeds of $134.3 million. There was approximately $235.3 million of capacity remaining on the ATM Program as of March 31, 2022.

DISTRIBUTIONS

At its April 29, 2022, meeting, our board of directors declared a $0.270 distribution per common share and OP Unit to stockholders and OP Unitholders of record as of June 30, 2022, payable on or before July 15, 2022.

2022 GUIDANCE

The Company has affirmed its guidance range for the 2022 full year and currently expects to report AFFO of between $1.38 and $1.42 per diluted share, based on the following key assumptions:

(i)
investments in real estate properties between $700 million and $800 million, which is unchanged;
(ii)
dispositions of real estate properties between $75 million and $100 million, which is unchanged; and
(iii)
total cash general and administrative expenses between $31 million and $33 million, which is unchanged.

AFFO per share is sensitive to the timing and amount of real estate acquisitions, property dispositions, and capital markets activities during the year.

The Company does not provide guidance for the most comparable GAAP financial measure, net income, or a reconciliation of the forward-looking non-GAAP financial measure of AFFO to net income computed in accordance with GAAP, because it is unable to reasonably predict, without unreasonable efforts, certain items that would be contained in the GAAP measure, including items that are not indicative of the Company's ongoing operations, including, without limitation, potential impairments of real estate assets, net gain/loss on dispositions of real estate assets, changes in allowance for credit losses, and stock-based compensation expense. These items are uncertain, depend on various factors, and could have a material impact on the Company's GAAP results for the guidance periods.

CONFERENCE CALL AND WEBCAST

The company will host its first quarter earnings conference call and audio webcast on Wednesday, May 4, 2022, at 1:00 p.m. Eastern Time.

To access the live webcast, which will be available in listen-only mode, please visit: https://events.q4inc.com/attendee/298485536. If you prefer to listen via phone, U.S. participants may dial: 1-844-200-6205 (toll free) or 1-646-904-5544 (local), access code 436086. Canadian participants may dial: 1-833-950-0062 (toll free) or 1-226-828-7575 (local), access code 436086. International callers may dial +1-929-526-1599, access code 436086.

A replay of the conference call webcast will be available approximately one hour after the conclusion of the live broadcast. To listen to a replay of the call via phone, U.S. participants may dial: 1-866-813-9403 (toll free) or 1-929-458-6194 (local), access code 719847. Canadian participants may dial: 1-226-828-7578, access code 719847. U.K. participants may dial: 0204-525-0658 (local), access code 719847. International callers may dial +44-204-525-0658, access code 719847. The replay will be available via dial-in until Wednesday, May 18, 2022. To listen to a replay of the call via the web, which will be available for one year, please visit: https://investors.bnl.broadstone.com.

About Broadstone Net Lease, Inc.

BNL is a real estate investment trust that acquires, owns, and manages primarily single-tenant commercial real estate properties that are net leased on a long-term basis to a diversified group of tenants. The Company utilizes an investment strategy underpinned by strong fundamental credit analysis and prudent real estate underwriting. As of March 31, 2022, BNL's diversified portfolio consisted of 752 individual net leased commercial properties with 745 properties located in 43 U.S. states and seven properties located in four Canadian provinces across the industrial, healthcare, restaurant, retail, and office property types.

Forward-Looking Statements

This press release contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies, and prospects, both business and financial. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "anticipate," "estimate," "would be," "believe," "continue," or other similar words. Forward-looking statements, including our 2022 guidance and assumptions, involve known and unknown risks and uncertainties, which may cause BNL's actual future results to differ materially from expected results, including, without limitation, risks and uncertainties related to the COVID-19 pandemic and its related impacts on us and our tenants, general economic conditions, including but not limited to increases in the rate of inflation and/or interest rates, local real estate conditions, tenant financial health, property acquisitions, and the timing and uncertainty of completing these acquisitions, and uncertainties regarding future distributions to our stockholders. These and other risks, assumptions, and uncertainties are described in Item 1A "Risk Factors" of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 23, 2022, which you are encouraged to read, and is available on the SEC's website at www.sec.gov. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company assumes no obligation to, and does not currently intend to, update any forward-looking statements after the date of this press release, whether as a result of new information, future events, changes in assumptions, or otherwise.

Notice Regarding Non-GAAP Financial Measures

In addition to our reported results and net earnings per diluted share, which are financial measures presented in accordance with GAAP, this press release contains and may refer to certain non-GAAP financial measures, including Funds from Operations ("FFO"), Core Funds From Operations ("Core FFO"), Adjusted Funds from Operations ("AFFO"), Net Debt, and Net Debt to Annualized Adjusted EBITDAre. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure, and should be considered in addition to, and not in lieu of, GAAP financial measures. We believe presenting Net Debt to Annualized Adjusted EBITDAre is useful to investors because it provides information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Annualized Adjusted EBITDAre. You should not consider our Annualized Adjusted EBITDAre as an alternative to net income or cash flows from operating activities determined in accordance with GAAP. A reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure and statements of why management believes these measures are useful to investors are included below.

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 31, 2022	December 31, 2021
Assets
Accounted for using the operating method:
Land	$709,962	$655,374
Land improvements	300,300	295,329
Buildings and improvements	3,381,990	3,242,618
Equipment	10,422	11,870
Total accounted for using the operating method	4,402,674	4,205,191
Less accumulated depreciation	(454,122)	(430,141)
Accounted for using the operating method, net	3,948,552	3,775,050
Accounted for using the direct financing method	28,684	28,782
Accounted for using the sales-type method	571	571
Investment in rental property, net	3,977,807	3,804,403
Cash and cash equivalents	54,103	21,669
Accrued rental income	120,117	116,874
Tenant and other receivables, net	1,160	1,310
Prepaid expenses and other assets	22,525	17,275
Interest rate swap, assets	8,944	—
Goodwill	339,769	339,769
Intangible lease assets, net	311,277	303,642
Debt issuance costs – unsecured revolving credit facility, net	7,427	4,065
Leasing fees, net	9,391	9,641
Total assets	$4,852,520	$4,618,648

Liabilities and equity
Unsecured revolving credit facility	$266,118	$102,000
Mortgages, net	96,141	96,846
Unsecured term loans, net	586,884	646,671
Senior unsecured notes, net	843,990	843,801
Interest rate swap, liabilities	1,154	27,171
Accounts payable and other liabilities	40,611	38,038
Dividends payable	47,682	45,914
Accrued interest payable	9,845	6,473
Intangible lease liabilities, net	68,775	70,596
Total liabilities	1,961,200	1,877,510

Commitments and contingencies

Equity
Broadstone Net Lease, Inc. stockholders' equity:
Preferred stock, $0.001 par value; 20,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.00025 par value; 500,000 shares authorized, 168,750 and 162,383 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	42	41
Additional paid-in capital	3,056,560	2,924,168
Cumulative distributions in excess of retained earnings	(336,988)	(318,476)
Accumulated other comprehensive loss	5,027	(28,441)
Total Broadstone Net Lease, Inc. stockholders' equity	2,724,641	2,577,292
Non-controlling interests	166,679	163,846
Total equity	2,891,320	2,741,138
Total liabilities and equity	$4,852,520	$4,618,648

Broadstone Net Lease, Inc. and Subsidiaries

Condensed Consolidated Statements of Income and Comprehensive Income

(in thousands, except per share amounts)

	(Unaudited) For the Three Months Ended
	March 31, 2022	December 31, 2021	March 31, 2021
Revenues
Lease revenues, net	$93,841	$92,642	$82,698

Operating expenses
Depreciation and amortization	34,290	33,476	30,713
Property and operating expense	5,044	4,440	4,605
General and administrative	8,828	8,526	10,633
Provision for impairment of investment in rental properties	—	207	2,012
Total operating expenses	48,162	46,649	47,963

Other income (expenses)
Interest income	—	6	5
Interest expense	(16,896)	(16,997)	(16,108)
Cost of debt extinguishment	—	—	(126)
Gain on sale of real estate	1,196	3,732	4,733
Income taxes	(412)	(457)	(413)
Change in fair value of earnout liability	—	—	1,124
Other expenses	(1,126)	(51)	10
Net income	28,441	32,226	23,960
Net income attributable to non-controlling interests	(1,683)	(1,935)	(1,737)
Net income attributable to Broadstone Net Lease, Inc.	$26,758	$30,291	$22,223

Weighted average number of common shares outstanding
Basic	163,809	161,545	145,338
Diluted	174,288	172,094	156,724
Net earnings per common share
Basic and diluted	$0.16	$0.19	$0.15

Comprehensive income
Net income	$28,441	$32,226	$23,960
Other comprehensive income
Change in fair value of interest rate swaps	34,961	9,025	28,680
Realized loss on interest rate swaps	659	696	(41)
Comprehensive income	64,061	41,947	52,599
Comprehensive income attributable to non-controlling interests	(3,790)	(2,518)	(3,813)
Comprehensive income attributable to Broadstone Net Lease, Inc.	$60,271	$39,429	$48,786

Reconciliation of Non-GAAP Measures

The following is a reconciliation of net income to FFO, Core FFO, and AFFO for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021. Also presented is the weighted average number of shares of our common stock and OP Units used for the diluted per share computation:

	For the Three Months Ended
(in thousands, except per share data)	March 31, 2022		December 31, 2021	March 31, 2021
Net income	$28,441		$32,226	$23,960
Real property depreciation and amortization	34,259		33,451	30,690
Gain on sale of real estate	(1,196)		(3,732)	(4,733)
Provision for impairment on investment in rental properties	—		207	2,012
FFO	$61,504		$62,152	$51,929
Net write-offs of accrued rental income	1,326		—	442
Cost of debt extinguishment	—		—	126
Severance	120		29	1,243
Change in fair value of earnout liability	—		—	(1,124)
Other expenses	1,126	(1)	51	(10)
Core FFO	$64,076		$62,232	$52,606
Straight-line rent adjustment	(4,934)		(5,321)	(5,074)
Adjustment to provision for credit losses	—		(37)	(1)
Amortization of debt issuance costs	856		1,022	914
Amortization of net mortgage premiums	(27)		(26)	(35)
Loss (gain) on interest rate swaps and other non-cash interest expense	659		696	(41)
Amortization of lease intangibles	(1,158)		(899)	(728)
Stock-based compensation	929		1,025	1,769
AFFO	$60,401		$58,692	$49,410
Diluted WASO(2)	174,288		172,094	156,724
Net earnings per share(3)	$0.16		$0.19	$0.15
FFO per share(3)	0.35		0.36	0.33
Core FFO per share(3)	0.37		0.36	0.33
AFFO per share(3)	0.35		0.34	0.31

1 Amount includes $1.1 million of unrealized foreign exchange loss, primarily associated with our Canadian dollar denominated revolving borrowings.

2 Excludes 370,539, 373,678, and 334,413 weighted average shares of unvested restricted common stock for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, respectively.

3 Excludes $0.1 million from the numerator for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021, related to dividends paid or declared on shares of unvested restricted common stock.

Our reported results and net earnings per diluted share are presented in accordance with GAAP. We also disclose FFO, Core FFO, and AFFO, each of which are non-GAAP measures. We believe the use of FFO, Core FFO, and AFFO are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs. FFO, Core FFO, and AFFO should not be considered alternatives to net income as a performance measure or to cash flows from operations, as reported on our statement of cash flows, or as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the standards established by the Board of Governors of Nareit, the worldwide representative voice for REITs and publicly traded real estate companies with an interest in the U.S. real estate and capital markets. Nareit defines FFO as GAAP net income or loss adjusted to exclude net gains (losses) from sales of certain depreciated real estate assets, depreciation and amortization expense from real estate assets, gains and losses from change in control, and impairment charges related to certain previously depreciated real estate assets. FFO is used by management, investors, and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers, primarily because it excludes the effect of real estate depreciation and amortization and net gains (losses) on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions.

We compute Core FFO by adjusting FFO, as defined by Nareit, to exclude certain GAAP income and expense amounts that we believe are infrequently recurring, unusual in nature, or not related to its core real estate operations, including write-offs or recoveries of accrued rental income, lease termination fees, the change in fair value of our earnout liability, cost of debt extinguishments, unrealized and realized gains or losses on foreign currency transactions, severance, and other extraordinary items. Exclusion of these items from similar FFO-type metrics is common within the equity REIT industry, and management believes that presentation of Core FFO provides investors with a metric to assist in their evaluation of our operating performance across multiple periods and in comparison to the operating performance of our peers, because it removes the effect of unusual items that are not expected to impact our operating performance on an ongoing basis.

We compute AFFO by adjusting Core FFO for certain non-cash revenues and expenses, including straight-line rents, amortization of lease intangibles, amortization of debt issuance costs, amortization of net mortgage premiums, (gain) loss on interest rate swaps and other non-cash interest expense, stock-based compensation, and other specified non-cash items. We believe that excluding such items assists management and investors in distinguishing whether changes in our operations are due to growth or decline of operations at our properties or from other factors. We use AFFO as a measure of our performance when we formulate corporate goals, and is a factor in determining management compensation. We believe that AFFO is a useful supplemental measure for investors to consider because it will help them to better assess our operating performance without the distortions created by non-cash revenues or expenses.

Specific to our adjustment for straight-line rents, our leases include cash rents that increase over the term of the lease to compensate us for anticipated increases in market rental rates over time. Our leases do not include significant front-loading or back-loading of payments, or significant rent-free periods. Therefore, we find it useful to evaluate rent on a contractual basis as it allows for comparison of existing rental rates to market rental rates. In situations where we granted short-term rent deferrals as a result of the COVID-19 pandemic, and such deferrals were probable of collection and expected to be repaid within a short term, we continued to recognize the same amount of GAAP lease revenues each period. Consistent with GAAP lease revenues, the short-term deferrals associated with COVID-19, and the corresponding payments, did not impact our AFFO.

FFO, Core FFO, and AFFO may not be comparable to similarly titled measures employed by other REITs, and comparisons of our FFO, Core FFO, and AFFO with the same or similar measures disclosed by other REITs may not be meaningful.

Neither the SEC nor any other regulatory body has passed judgment on the acceptability of the adjustments to FFO that we use to calculate Core FFO and AFFO. In the future, the SEC, Nareit or another regulatory body may decide to standardize the allowable adjustments across the REIT industry and in response to such standardization we may have to adjust our calculation and characterization of Core FFO and AFFO accordingly.

The following is a reconciliation of net income to Annualized Adjusted EBITDAre, debt to Net Debt and Net Debt to Annualized Adjusted EBITDAre as of and for the three months ended March 31, 2022, December 31, 2021, and March 31, 2021:

	For the Three Months Ended
(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Net income	$28,441	$32,226	$23,960
Depreciation and amortization	34,290	33,476	30,713
Interest expense	16,896	16,997	16,108
Income taxes	412	457	413
EBITDA	$80,039	$83,156	$71,194
Provision for impairment of investment in rental properties	—	207	2,012
Gain on sale of real estate	(1,196)	(3,732)	(4,733)
EBITDAre	$78,843	$79,631	$68,473
Adjustment for current quarter acquisition activity (1)	3,225	2,002	1,365
Adjustment for current quarter disposition activity (2)	(79)	(180)	(278)
Adjustment to exclude non-recurring and other expenses (3)	—	—	2,100
Adjustment to exclude change in in fair value of earnout liability	—	—	(1,124)
Adjustment to exclude net write-offs of accrued rental income	1,326	—	442
Adjustment to exclude realized / unrealized foreign exchange loss	1,125	—	—
Adjustment to exclude cost of debt extinguishments	—	—	126
Adjusted EBITDAre	$84,440	$81,453	$71,104
Annualized EBITDAre	$315,375	$318,526	$273,888
Annualized Adjusted EBITDAre	$337,759	$325,812	$284,414

1 Reflects an adjustment to give effect to all acquisitions during the quarter as if they had been acquired as of the beginning of the quarter.

2 Reflects an adjustment to give effect to all dispositions during the quarter as if they had been sold as of the beginning of the quarter.

3 Amount includes $1.2 million of severance and $0.9 million of accelerated stock-based compensation associated with the departure of executive officers during the three months ended March 31, 2021.

(in thousands)	March 31, 2022	December 31, 2021	March 31, 2021
Debt
Unsecured revolving credit facility	$266,118	$102,000	$15,000
Unsecured term loans, net	586,884	646,671	910,732
Senior unsecured notes, net	843,990	843,801	472,551
Mortgages, net	96,141	96,846	106,559
Debt issuance costs	9,419	9,842	6,988
Gross Debt	1,802,552	1,699,160	1,511,830
Cash and cash equivalents	(54,103)	(21,669)	(10,205)
Restricted cash	(11,444)	(6,100)	(8,145)
Net Debt	$1,737,005	$1,671,391	$1,493,480
Net Debt to Annualized EBITDAre	5.51x	5.25x	5.45x
Net Debt to Annualized Adjusted EBITDAre	5.14x	5.13x	5.25x

We define Net Debt as gross debt (total reported debt plus debt issuance costs) less cash and cash equivalents and restricted cash. We believe that the presentation of Net Debt to Annualized EBITDAre and Net Debt to Annualized Adjusted EBITDAre is useful to investors and analysts because these ratios provide information about gross debt less cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using EBITDAre.

We compute EBITDA as earnings before interest, income taxes and depreciation and amortization. EBITDA is a measure commonly used in our industry. We believe that this ratio provides investors and analysts with a measure of our performance that includes our operating results unaffected by the differences in capital structures, capital investment cycles and useful life of related assets compared to other companies in our industry. We compute EBITDAre in accordance with the definition adopted by Nareit, as EBITDA excluding gains (losses) from the sales of depreciable property and provisions for impairment on investment in real estate. We believe EBITDA and EBITDAre are useful to investors and analysts because they provide important supplemental information about our operating performance exclusive of certain non-cash and other costs. EBITDA and EBITDAre are not measures of financial performance under GAAP, and our EBITDA and EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our EBITDA and EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.

We are focused on a disciplined and targeted acquisition strategy, together with active asset management that includes selective sales of properties. We manage our leverage profile using a ratio of Net Debt to Annualized Adjusted EBITDAre, discussed further below, which we believe is a useful measure of our ability to repay debt and a relative measure of leverage, and is used in communications with our lenders and rating agencies regarding our credit rating. As we fund new acquisitions using our unsecured Revolving Credit Facility, our leverage profile and Net Debt will be immediately impacted by current quarter acquisitions. However, the full benefit of EBITDAre from newly acquired properties will not be received in the same quarter in which the properties are acquired. Additionally, EBITDAre for the quarter includes amounts generated by properties that have been sold during the quarter. Accordingly, the variability in EBITDAre caused by the timing of our acquisitions and dispositions can temporarily distort our leverage ratios. We adjust EBITDAre ("Adjusted EBITDAre") for the most recently completed quarter (i) to recalculate as if all acquisitions and dispositions had occurred at the beginning of the quarter, (ii) to exclude certain GAAP income and expense amounts that are either non-cash, such as cost of debt extinguishments or the change in fair value of our earnout liability, or that we believe are one time, or unusual in nature because they relate to unique circumstances or transactions that had not previously occurred and which we do not anticipate occurring in the future, and (iii) to eliminate the impact of lease termination fees and other items, that are not a result of normal operations. We then annualize quarterly Adjusted EBITDAre by multiplying it by four ("Annualized Adjusted EBITDAre"). You should not unduly rely on this measure as it is based on assumptions and estimates that may prove to be inaccurate. Our actual reported EBITDAre for future periods may be significantly different from our Annualized Adjusted EBITDAre. Adjusted EBITDAre and Annualized Adjusted EBITDAre are not measurements of performance under GAAP, and our Adjusted EBITDAre and Annualized Adjusted EBITDAre may not be comparable to similarly titled measures of other companies. You should not consider our Adjusted EBITDAre and Annualized Adjusted EBITDAre as alternatives to net income or cash flows from operating activities determined in accordance with GAAP.